Exhibit 21.1

Subsidiaries(1)

Subsidiaries of Lone Star Technologies. Inc.	Jurisdiction of Incorporation/Organization

Environmental Holdings, Inc.	Delaware
Zinklahoma, Inc.	Delaware
Zinkanada, Inc.	Canada
Fintube Technologies, Inc.	Oklahoma
Lone Star Steel Company, L.P.	Delaware
Star Capital Funding, Inc.	Delaware
Star Energy Group, LLC	Delaware
Star TC Holdings, LLC	Texas
Apolo Tubulars S.A. (50%)	Brazil

Subsidiaries of Lone Star Steel Company, L.P.

Lone Star Logistics, Inc.	Texas
Lone Star Steel International, L.P.	Delaware
Lone Star Steel Mexico, LLC	Texas
Lone Star Steel International de Mexico,	Mexico
S. de R.L. de C.V. (65%)
Lone Star Steel Sales Company	Delaware
Rotac, Inc.	Texas
Star Tubular Services, Inc.	Texas
Texas & Northern Railway Company	Texas

Subsidiaries of Fintube Technologies, Inc.

Fintube Canada, Inc.	Delaware
Fintube (Thailand) Limited	Thailand
Aletas y Birlos Mexicana, S.A. de C.V.	Mexico
Aletas y Birlos, S.A. de C.V.	Mexico

Subsidiaries of Star Energy Group, LLC

Bellville Tube Company, L.P.	Texas
Delta Tubular International, L.P.	Texas
Delta Tubular Processing, L.P.	Texas
Wheeling Machine Products, L.P.	Texas

(1)             Includes both direct and in direct subsidiaries.